EXHIBIT 10.41

March 5, 2007

Mr. Robert F. Reich

3622 Honey Hill Drive SE

Cedar Rapids, Iowa 52403

Dear Robert:

This letter confirms our discussions regarding your employment with Hawaiian Telcom, Inc., a Hawaii corporation (the “Company”).  The purpose of this letter is to summarize the terms of your employment.  Notwithstanding anything herein to the contrary, you will be an employee at-will of the Company.  The Company may terminate your employment at any time with or without cause, at its discretion.  Likewise, you may terminate your employment with the Company at any time for any reason.   We ask that, as a courtesy, however, you give the Company 30 days advance notice, prior to a voluntary employment separation.  Additionally, your employment may be terminated if the Company is not satisfied with the results of a background check, or if information that you provided in connection with your application is determined by the Company to be false, inaccurate, or misleading.

1.             Start Date: April 16, 2007 (“Start Date”).

2.             Position: Vice President and Controller

3.             Direct Report:  You shall report to the Chief Financial Officer.

4.             Base Salary:  $195,000 per year (the “Base Salary”), payable in accordance with the Company’s customary payroll practices.  Paydays are expected to be every other Friday (total of 26 pay days a year).  Your paycheck shall be delivered to you or made available to you on such dates.  If a payday falls on a holiday or weekend, you may pick up your paycheck on the weekday immediately preceding the payday.

5.             Sign-on Bonus:  In addition to your Base Salary, you will receive a sign-on bonus of $40,000, payable in two (2) installments.  The first installment, $25,000, will be paid in the first payroll cycle after your start date according to usual payroll processes and practices; the second installment, $15,000 will be paid in the first payroll cycle after the six-month anniversary of your Start Date according to usual payroll processes and practices.  Both installments are subject to normal taxes.  If, however, your employment is terminated for Cause, as defined herein, or you voluntarily leave prior to the one year anniversary of your Start Date, the Company’s obligations under this paragraph shall cease and you shall be obligated to reimburse the Company for the entire sign-on bonus paid to you.  Your signed acknowledgement and acceptance of this offer letter authorizes the Company to make a payroll deduction for reimbursement of said bonus in the event that you become obligated to reimburse the Company pursuant to this Paragraph 5.

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6.             Annual Performance Bonus:  Annual maximum bonus of 50% of Base Salary.  The availability and amount of such bonus, if any, shall be governed by the terms of the Company’s bonus plan, provided, however, the bonus for the 2007 plan year will not be prorated to reflect your April 16, 2007 Start Date.

7.             Stock Option:  You will be eligible to receive a grant of a nonqualified stock option to purchase a number of shares of the common stock of the Company’s parent, Hawaiian Telcom Holdco, Inc., pursuant to the Company’s stock option plan.  The number of shares subject to the option grant shall be determined based on financial models prepared by or under the direction of the Company or its affiliates which, among other things, assume a certain rate of return on an investment in Hawaiian Telcom Holdco, Inc. under various possible future scenarios.  You shall receive options covering that number of shares as would produce a pre-tax target option value of $750,000 at such specified future date as is determined by the Company if as of that date an investment in the Company achieved a specified rate of return as determined by the Company.

8.             Employee Benefits:   You shall be eligible to participate in Company employee benefit plans and programs commensurate with your position and seniority. You shall be entitled to three weeks paid vacation each calendar year.  Vacation scheduling should be coordinated with your direct supervisor to avoid undue impacts on the Company and productivity. Unused vacation may carry over to subsequent years up to a maximum of four weeks.  Please note that the Company reserves the right to change its benefits package at its sole discretion.

9.             Relocation Expenses:  In accordance with the Company’s applicable relocation plans and policies, the Company shall reimburse you for reasonable relocation and travel expenses incurred in connection with your move to Hawaii.  Such expenses include costs of packing, unpacking and transporting you and your family’s personal effects, including transportation of two automobiles and two dogs.  Travel expenses shall include the reasonable costs for you and your wife from Cedar Rapids to Hawaii to search for a new home, and one-way airline tickets for you and your wife from Cedar Rapids to Hawaii, pursuant to the Company’s travel policy and upon approval of the Vice President, Human Resources through the Hawaiian Telcom relocation agency.  Interim living expenses prior to the delivery of your household goods will be part of your relocation expenses per the approval from the Vice President, Human Resources through the Company’s relocation agent.  Per our executive relocation policy, you will be reimbursed the usual and customary closing costs for home sale and home purchase through our relocation agency.  If, however, your employment is terminated for Cause, as defined herein, or you voluntarily leave prior to the one year anniversary of your Start Date, the Company’s obligations under this paragraph shall cease and you shall be obligated to reimburse the Company for all relocation expenses paid to you.  Your signed acknowledgement and acceptance of this offer letter authorizes the Company to make a payroll deduction for reimbursement of relocation expenses in the event that you become obligated to reimburse the Company pursuant to this Paragraph 9.  Enclosed is a Repayment Agreement which, upon signature and return, will be forwarded to our relocation agency which will contact you to assist in your relocation.  For purposes of this letter, “Cause” is defined as follows:

Knowing or intentional violation of Company rules, policies, or procedures or any law or regulation applicable to the Company’s business activities;

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Intentional, reckless or willful neglect of duties;

Unacceptable performance of duties;

Conviction, plea bargain, or plea of nolo contendere or imposition of unadjudicated probation with respect to a crime involving dishonesty or moral turpitude;

Fraud or dishonesty involving the Company’s business activities;

Unlawful use or possession of a controlled substance;

Personal conduct which, in the sole judgment of the Chief Executive Officer, damages the Company’s reputation.

Prior to a termination for Cause, the Company shall conduct a reasonable investigation to determine, based on information reasonably available to the Company at the time, whether Cause for termination exists.  Nothing in this letter, however, shall be deemed to alter the employment-at-will relationship.

10.          Housing Allowance:  To allow for adjustment to living in Hawaii, the Company shall pay you a reasonable housing allowance of up to $3,000 per month, based on the Company’s good faith independent verification and analysis of your housing requirements.  This housing allowance will be in effect for a period of three (3) years to allow you and your family to localize into the Hawaii living environment. The three (3) year period will commence as of the earlier of a) six months from your Start Date, or b) the establishment of your permanent residence as evidenced by the delivery of your household goods, or a lease agreement or a home purchase closing statement, whichever occurs first.  After the three (3) year period, the housing allowance will cease.  Such allowance shall be subject to applicable withholding taxes and paid in lump-sum or periodically, in accordance with the Company’s policies and procedures. The housing allowance is taxable to you, and you shall be entitled to an additional payment in an amount such that, after payment by you of all income taxes imposed on the housing allowance and the additional payment, you would retain an amount equal to such housing allowance.

11.          Severance:  In the event that your employment is terminated by the Company without Cause, the Company shall, subject to your execution of a general waiver and release of claims agreement in the Company’s customary form, continue to pay, in accordance with normal payroll practices, your Base Salary for the period beginning on the date of such termination of employment (“Date of Termination”) and ending on the earliest to occur of (a) the six month anniversary of the Date of Termination or (b) the first date you violate any covenant contained in the Hawaiian Telcom Business Protection Agreement, attached as Exhibit A.

12.          Pre-employment Controlled Substance Testing:  This offer of employment is conditioned upon a satisfactory pre-employment controlled substance test, which will be conducted at the Company’s direction before you are allowed to start work.

13.          Certain Restrictions:  You must execute the Hawaiian Telcom Business Protection Agreement. Additionally, you shall be subject to the policies, practices and procedures maintained by the Company as set forth in the Company’s Code of Business

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Conduct, employee handbook and other Company policies, which may be modified from time to time.  You understand that this offer is conditioned upon an inquiry into your criminal conviction record for the past ten years, and if the Company determines that you have a criminal conviction record that bears a rational relationship to the duties and responsibilities of your intended position, this offer of employment may be withdrawn.

14.          Arbitration:

You agree to and sign the arbitration agreement attached as Exhibit B.

15.          Interpretation and Severability:  The words of this letter shall be interpreted according to their common meaning.  If any provision of this letter is deemed unenforceable for any reason, said provision shall not affect the remaining terms of this letter and a court, upon motion by the Company, may amend said provision so as to render it valid and enforceable while providing to the Company the maximum protections permitted by law.  Hawaii law shall govern the interpretation and enforcement of this letter.

If you agree with the terms of employment set forth in this letter, please indicate your understanding and agreement by executing in the space provided and returning this letter, complete with signed Exhibits A and B to me by Friday, March 9th.  By executing in the space provided you acknowledge that no promises, representations, understandings  or agreements, either oral or in writing, were made with you that are inconsistent with the terms of this letter and that this offer of employment shall, in any event, supersede any such prior promises, representations, understandings, or agreements.

I look forward to working with you in building, developing and integrating the Company into a strong business with a positive community presence.

Sincerely,

/s/ Claire K.S. Cooper
Claire K.S. Cooper
Vice President, Human Resources

Understood, accepted and
agreed to on this 8th day
of March, 2007

/s/ Robert Reich
Signature

Robert Reich
Print Name

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